Healthworks Alliance, Inc.                  Laboratory Corporation of America
1018 West 8th Avenue                        358 South Main Street
King of Prussia, PA 19406                   Burlington, NC 27215

Contact:  Jack Darnell                      Contact:  Pamela Sherry
Vice  President, Business Development       Vice  President, Investor Relations
Phone:   800.335.8346 extension 111         Phone: 336.584.5171 extension 4855
Fax:     610.354.8802                       Fax:   336.513.4806
email:   jdarnell@hworks.com                email: sherryp@labcorp.com


  KING   OF   PRUSSIA,  Pennsylvania,  BURLINGTON,  North   Carolina,
November  18,  1999:   Healthworks Alliance, Inc.  (Healthworks)  and
Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced that LabCorp will utilize Healthworks' connectivity tools to electronically receive orders from (and transmit results to) LabCorp's joint venture hospital partners. The modified agreement provides for the use of Healthworks' software to communicate lab orders and results between physician offices using Medic Computer Systems' (Medic) software and LabCorp's regional testing facilities.
     Under the expanded agreement, Healthworks will develop and deploy interfaces between LabCorp's regional testing facilities and their hospital partners' laboratory information systems. In addition, in support of an existing agreement between Healthworks and Medic, LabCorp's local sales teams will be working to increase the number of Medic sites that communicate lab orders electronically to LabCorp.
     Commenting on the expansion, Stevan R. Stark, LabCorp's executive vice president of sales and marketing said: "Expanding this agreement
enables   LabCorp   to  utilize  Healthworks'  proven   services   in
establishing electronic connections with our joint venture partners. Healthworks' standard connection with Medic will streamline our ability to connect these sites more efficiently. By automating the receipt of requisitions and transmission of results, LabCorp expects to reduce its operating costs while providing enhanced services to both our hospital and physician office clients, and ultimately to the patients they serve."
     According  to Adolf A. Paier, Healthworks' president and  chairman:
"Our relationship with LabCorp has been very positive since we signed the original agreement in 1996. The expansion of this agreement represents Healthworks' continuing commitment to meet the realities

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of  the  new  market dynamics where commercial labs are  focusing  on electronic  connectivity as a means of reducing on-going  transaction
costs.   With  Healthworks' ability to electronically  link  a  large number of Medic sites as well as LabCorp's hospital clients, LabCorp should realize cost savings, improve service and minimize the impact on their development resources."
     Healthworks   Alliance,  Inc.  develops  and  markets   application
software   used  by  healthcare  facilities  for  medical   necessity
compliance  validation,  by ambulatory centers  for  automated  order entry  and results reporting to local and national laboratories,  and by  laboratory networks and commercial labs to facilitate  electronic
orders  and  results.   For more information, visit  the  Healthworks
Alliance web site at http://www.hworks.com or contact Healthworks  at
(800) 335-8346.
     Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.6 billion in 1998. With 18,000 employees and over 100,000 clients nationwide, the company offers more than 2,000 clinical tests, ranging from simple blood analyses to more sophisticated technologies. Included in LabCorp's network of 25 major laboratories are three Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park (RTP), North Carolina, develops
applications for  polymerase chain  reaction (PCR) technology.   Its
Center for Occupational Testing in RTP is the world's largest substance abuse testing facility, and the Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of rare analyses in the network. LabCorp's clients include physicians, state and federal
governments,   managed   care  organizations,   hospitals,   clinics,
pharmaceutical  and  Fortune  1000  companies,  and  other   clinical
laboratories. Visit LabCorp's web site at http://www.labcorp.com.
     Raleigh, NC-based Medic Computer Systems, Inc., a member of the Misys Group of Companies, is the leading provider of healthcare information systems to integrated delivery networks, management
service   organizations,   managed  care  organizations,   hospitals,
physician practices, and home healthcare agencies.  Medic's  products are designed to manage financial, administrative, clinical and managed care information. Visit Medic's Web page at www.medcmp.com
or   contact   Medic  at  1-800-334-8534  ext.1757   for   additional
information.

  The companies noted that each of the above forward-looking statements was subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in LabCorp's Form 10-K for the year ended December 31, 1998 and subsequent filings.